UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 7, 2006 (April 6, 2006)

Chemtura Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-15339 (Commission file number)	52-2183153 (IRS employer identification number)

199 Benson Road, Middlebury, Connecticut (Address of principal executive offices)		06749 (Zip Code)

(203) 573-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

          Chemtura Corporation entered into a Separation Agreement and General Release, dated April 6, 2006, with Mr. Myles S. Odaniell, formerly Executive Vice President, Performance Chemicals, of the Company ("Odaniell Agreement"). The Odaniell Agreement provides for severance payments and benefits to be paid to Mr. Odaniell as follows: separation payment equal to 14 months base pay of approximately $444,000 with an additional payment of up to 26 weeks of base salary or $190,080 in the event that Mr. Odaniell is not employed (or engaged in self-employment) within 18 months following his separation from the Company; a payment of $160,600 under the Company's 2005 Management Incentive Plan; enhanced vesting provisions of previously granted restricted stock; and certain other benefits including accrued vacation pay, outplacement services, car and club membership allowance, ability of Mr. Odaniell and his eligible dependents to participate in Company plans providing medical, dental and vision benefits and life and disability insurance coverage. Under the Odaniell Agreement, for a period of one (1) year Mr. Odaniell is prohibited from engaging in a business which competes with the Company and from soliciting the Company's employees, customers and others with a business relationship with the Company. Mr. Odaniell's participation in the Company's savings and supplemental savings plans terminated as of February 28, 2006, his date of separation. A copy of the Odaniell Agreement is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

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(d)     Exhibits.

Exhibit Number 10.1	Exhibit Description Separation Agreement and General Release dated April 6, 2006, by and between Myles S. Odaniell and Chemtura Corporation

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chemtura Corporation (Registrant)
By: /s/ Barry J. Shainman Name: Barry J. Shainman Title: Vice President and Secretary

Date:     April 7, 2006

Exhibit Index
Exhibit Number 10.1	Exhibit Description Separation Agreement and General Release dated April 6, 2006, by and between Myles S. Odaniell and Chemtura Corporation